Exhibit 99.1

Press Contact:	Investor Relations Contact:
John Noh	Laura Graves
Cisco	Cisco
(408) 853-8445	(408) 526-6521
jnoh@cisco.com	lagraves@cisco.com

CISCO REPORTS THIRD QUARTER EARNINGS

•	Q3 Net Sales: $8.9 billion (increase of 21% year over year)

•	Q3 Net Income: $1.9 billion GAAP; $2.1 billion non-GAAP

•	Q3 Earnings Per Share: $0.30 GAAP (increase of 36% year over year); $0.34 non-GAAP (increase of 17% year over year)

SAN JOSE, Calif. – May 8, 2007 – Cisco®, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its third quarter results for the period ended April 28, 2007. Cisco reported third quarter net sales of $8.9 billion, net income on a generally accepted accounting principles (GAAP) basis of $1.9 billion or $0.30 per share, and non-GAAP net income of $2.1 billion or $0.34 per share. Scientific-Atlanta, Inc., acquired on February 24, 2006, contributed net sales of $752 million during the third quarter of fiscal 2007, compared with $407 million during the third quarter of fiscal 2006.

“We are pleased with Cisco’s continued year-over-year growth based on strong execution across the company,” said John Chambers, chairman and CEO, Cisco. “Our success is based on the ability to foresee market transitions, which has enabled us to deliver the right products for today’s market opportunities and prepares us to take advantage of new opportunities in the future.

“In our view, we are in the midst of a unique market transition, where all of the action is going to the network and our vision for the network as a platform for all forms of communications and IT has become a reality,” Chambers continued. “While we are very pleased with our continued growth, our communications and collaboration technologies are enabling the second phase of the Internet, or Web 2.0, which is redefining how people, companies and countries collaborate in ways never before realized.”

GAAP Results
	Q3 2007	Q3 2006	vs. Q3 2006
Net Sales	$8.9 billion	$7.3 billion	+21.1%
Net Income	$1.9 billion	$1.4 billion	+33.9%
Earnings per Share	$0.30	$0.22	+36.4%

Non-GAAP Results
	Q3 2007	Q3 2006	vs. Q3 2006
Net Income	$2.1 billion	$1.8 billion	+16.4%
Earnings per Share	$0.34	$0.29	+17.2%

Net sales for the first nine months of fiscal 2007 were $25.5 billion, compared with $20.5 billion for the first nine months of fiscal 2006. Scientific-Atlanta, Inc. contributed $2.0 billion to net sales during the first nine months of fiscal 2007, compared with $407 million during the first nine months of fiscal 2006. Net income for the first nine months of fiscal 2007, on a GAAP basis, was $5.4 billion or $0.86 per share, compared with $4.0 billion or $0.64 per share for the first nine months of fiscal 2006. Non-GAAP net income for the first nine months of fiscal 2007 was $6.1 billion or $0.98 per share, compared with $5.0 billion or $0.80 per share for the first nine months of fiscal 2006.

A reconciliation between GAAP net income and non-GAAP net income is provided in the table on page 6.

Cisco will discuss third quarter results and business outlook on a conference call and Webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://investor.cisco.com.

Other Financial Highlights

•

Cash flows from operations were $2.4 billion for the third quarter of fiscal 2007, compared with $2.3 billion for the third quarter of fiscal 2006, and compared with $2.7 billion for the second quarter of fiscal 2007.

•

Cash and cash equivalents and investments were $22.3 billion at the end of the third quarter of fiscal 2007, compared with $17.8 billion at the end of the fourth quarter of fiscal 2006, and compared with $20.7 billion at the end of the second quarter of fiscal 2007.

•

During the third quarter of fiscal 2007, Cisco repurchased 56 million shares of common stock at an average price of $26.85 per share for an aggregate purchase price of $1.5 billion. As of April 28, 2007, Cisco had repurchased and retired 2.2 billion shares of Cisco common stock at an average price of $19.20 per share for an aggregate purchase price of approximately $41.7 billion since the inception of the stock repurchase program.

•

Days sales outstanding in accounts receivable (DSO) at the end of the third quarter of fiscal 2007 were 33 days, compared with 38 days at the end of the fourth quarter of fiscal 2006, and compared with 31 days at the end of the second quarter of fiscal 2007.

•

Inventory turns on a GAAP basis were 8.8 in the third quarter of fiscal 2007, compared with 8.5 in the fourth quarter of fiscal 2006, and compared with 7.8 in the second quarter of fiscal 2007. Non-GAAP inventory turns were 8.6 in the third quarter of fiscal 2007, compared with 8.3 in the fourth quarter of fiscal 2006, and compared with 7.6 in the second quarter of fiscal 2007.

“We are very pleased with our performance for the third quarter of the fiscal year,” said Dennis Powell, chief financial officer, Cisco. “The consistency of Cisco’s performance can be attributed to our balanced approach across geographies, products, services, customer segments and new markets. We believe our strategy is working, as we continue to effectively balance investing for the future, while executing in the present.”

Business Highlights

Acquisitions and Investments

•

Cisco announced a definitive agreement to acquire WebEx Communications, Inc., a market leader in on-demand collaboration applications. Under the terms of the agreement, Cisco also commenced its tender offer for all of the outstanding shares of WebEx.

•

Cisco completed the acquisitions of Five Across, Inc., Reactivity, Inc., NeoPath Networks, Inc. and SpansLogic, Inc. Cisco also announced that it completed the purchase of select assets of Utah Street Networks, Inc., the operator of the social networking site Tribe.net.

•

Cisco announced a venture capital initiative in Russia through which Cisco will pursue direct investment opportunities in technology-related start-ups as well as investments in local venture capital teams targeting the technology industry. To launch the initiative, Cisco also announced that it had made an investment in a leading Russian e-commerce site, Ozon.

New Products

•

Cisco Unified Communications System 6.0 introduced capabilities that are designed to dramatically improve the productivity of mobile employees and cost effectively deliver unified communications to small and medium-sized businesses.

•

Cisco extended the capabilities of Cisco TelePresence to enable virtual meetings in multiple locations at one time and to provide businesses with the freedom to organize meetings with customers or partners outside the corporate firewall.

•

Cisco announced the release of Cisco IP Interoperability Collaboration System (IPICS) 2.0, which is designed to help enable personnel within the same or different agencies to communicate across previously isolated radio, IP and non-IP networks.

•

Cisco introduced wireless enhancements to its integrated services routers, adding an integrated third-generation (3G) wireless connectivity option and doubling the scalability of its integrated wireless local-area network (LAN) support.

•	Linksys introduced an 8-port analog telephone adapter for connecting multiple phones to IP networks for VoIP service.

Major Customer Announcements

•	Regus Group selected Cisco technology to provide the first public TelePresence service offering that will enable Regus’ clients to book a virtual meeting at any of 50 selected locations globally.

•

The Scotts Miracle-Gro Company, the world’s leading marketer of branded consumer lawn and garden products, has deployed Cisco Wide Area Application Services (WAAS) solutions to increase branch-office worker productivity by accelerating the performance of business-critical applications.

•

Birmingham City Council is planning to connect 450 schools, 60 libraries and 240 council-related offices in one of the United Kingdom’s most advanced local government networks using Cisco networking technologies.

•

TeliaSonera, a leading telecommunications company in the Nordic and Baltic region, is deploying the Cisco CRS-1 Carrier Routing System at the core of its Internet Protocol Next-Generation Network (IP NGN) to support multimedia and Internet traffic growth.

•

The MTN Group is expected to deliver a suite of data, voice and video services over a highly available and scalable IP NGN in South Africa, the core of which is based on the Cisco CRS-1 Carrier Routing System.

•	Bulgarian Telecommunications Company AD has built on its Cisco IP NGN to enhance service offerings to its enterprise clients and more than 2.5 million residential phone and Internet customers.

•	Hong Kong Cyberport and Cisco announced the creation of a pioneering model at Cyberport for a citywide Wi-Fi network empowered by a Cisco wireless local-area network.

•

Tohoku-Electric Power Co., Inc. has selected the Cisco wireless networking solution to build large-scale WLAN networks connecting 13,000 devices across 122 locations in order to help improve efficiency of communication and information sharing among employees.

Key Milestone

•	Cisco reached a major milestone as the enterprise installed base of wireless access points shipped reached 4 million, driven by increased enterprise demand for mobility services and channel sales.

Editor’s Note:

•

Q3 FY07 conference call to discuss Cisco’s results along with its business outlook to be held at 1:30 p.m. Pacific Time, Tuesday, May 8, 2007. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, May 8, 2007 to 4:30 p.m. Pacific Time, May 15, 2007 at 866-357-4205 (United States) or 203-369-0122 (international). The replay is also available from May 8, 2007 through July 20, 2007 on the Cisco Investor Relations Website at http://www.cisco.com/go/investors.

•

Additional information regarding Cisco’s financials, as well as a Webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, May 8, 2007. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The Webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations Website at http://www.cisco.com/go/investors.

•	A Q&A with Cisco’s CEO and CFO about Q3 FY07 results will be available at http://newsroom.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com. For ongoing news, visit http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as the development of our markets, the future of networking, Cisco’s strategy and positioning, and our ability to foresee market transitions) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry and in various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in the networking industry; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks, including risks relating to our continued transition to a new manufacturing model; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters; natural catastrophic events; a pandemic or epidemic; achievement of the benefits anticipated from our investments in sales and engineering activities; our ability to recruit and retain key personnel; our ability to manage financial risk; currency fluctuations and other international factors; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. Cisco’s results of operations for the three and nine months ended April 28, 2007 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data, shares used in non-GAAP net income per share calculation and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income, non-GAAP net income per share data and shares used in non-GAAP net income per share calculation, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include employee share-based compensation expense, impact to cost of sales from purchase accounting adjustments to inventory, payroll tax on stock option exercises, compensation expense related to acquisitions and investments, in-process research and development, amortization of purchased intangible assets, significant gains and losses on publicly traded equity securities, the income tax effects of the foregoing, and significant effects of retroactive tax legislation, such as Cisco’s U.S. federal research and development (R&D) tax credit relating to fiscal year 2006 R&D expenses. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures we refer you to the Form 8-K regarding this release furnished today with the Securities and Exchange Commission.

Copyright © 2007 Cisco Systems, Inc. All rights reserved. Cisco, the Cisco logo, Cisco Systems and Linksys are registered trademarks or trademarks of Cisco Systems, Inc. and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 28, 2007	April 29, 2006	April 28, 2007	April 29, 2006
NET SALES:
Product	$7,481	$6,155	$21,520	$17,183
Service	1,385	1,167	3,969	3,317

Total net sales	8,866	7,322	25,489	20,500

COST OF SALES:
Product	2,685	2,193	7,728	5,718
Service	534	403	1,493	1,180

Total cost of sales	3,219	2,596	9,221	6,898

GROSS MARGIN	5,647	4,726	16,268	13,602

OPERATING EXPENSES:
Research and development	1,144	1,041	3,321	3,003
Sales and marketing	1,830	1,547	5,242	4,431
General and administrative	378	298	1,082	858
Amortization of purchased intangible assets	97	99	298	214
In-process research and development	1	88	7	90

Total operating expenses	3,450	3,073	9,950	8,596

OPERATING INCOME	2,197	1,653	6,318	5,006

Interest income, net	189	142	518	464
Other income, net	33	17	94	17

Interest and other income, net	222	159	612	481

INCOME BEFORE PROVISION FOR INCOME TAXES	2,419	1,812	6,930	5,487

Provision for income taxes	545	412	1,527	1,451

NET INCOME	$1,874	$1,400	$5,403	$4,036

Net income per share:
Basic	$0.31	$0.23	$0.89	$0.65

Diluted	$0.30	$0.22	$0.86	$0.64

Shares used in per-share calculation:
Basic	6,034	6,160	6,052	6,184

Diluted	6,244	6,289	6,255	6,300

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Nine Months Ended
	April 28, 2007	April 29, 2006	April 28, 2007	April 29, 2006
GAAP net income	$1,874	$1,400	$5,403	$4,036

Employee share-based compensation expense	237	261	709	839
Impact to cost of sales from purchase accounting adjustments to inventory	—	22	—	22
Payroll tax on stock option exercises	9	8	26	13
Compensation expense related to acquisitions and investments	16	32	64	102
In-process research and development	1	88	7	90
Amortization of purchased intangible assets	133	123	406	238

Total adjustments to GAAP income before provision for income taxes	396	534	1,212	1,304

Income tax effect (1)	(159)	(121)	(449)	(326)
Effect of retroactive tax legislation (2)	—	—	(60)	—

Total adjustments to GAAP provision for income taxes	(159)	(121)	(509)	(326)

Non-GAAP net income	$2,111	$1,813	$6,106	$5,014

Diluted net income per share:
GAAP	$0.30	$0.22	$0.86	$0.64

Non-GAAP	$0.34	$0.29	$0.98	$0.80

Shares used in diluted net income per share calculation:
GAAP	6,244	6,289	6,255	6,300

Non-GAAP	6,233	6,291	6,241	6,287

(1)	The income tax effect for the adjustments relating to GAAP income before provision for income taxes was 37.0% for the first nine months of fiscal 2007 and has been determined using the applicable tax rates in jurisdictions to which these adjustments relate.
(2)	In the second quarter of fiscal 2007, the Tax Relief and Health Care Act of 2006 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2006. GAAP net income for the first nine months of fiscal 2007 included a benefit of $60 million related to fiscal 2006 R&D expenses, while non-GAAP net income for the first nine months of fiscal 2007 excluded this benefit.

Additional reconciliations between GAAP and non-GAAP financial measures are provided in the tables that follow on page 10.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	April 28, 2007	July 29, 2006
ASSETS
Current assets:
Cash and cash equivalents	$5,457	$3,297
Investments	16,879	14,517
Accounts receivable, net of allowance for doubtful accounts of $172 at April 28, 2007 and $175 at July 29, 2006	3,238	3,303
Inventories	1,289	1,371
Deferred tax assets	1,755	1,604
Prepaid expenses and other current assets	1,922	1,584

Total current assets	30,540	25,676

Property and equipment, net	3,695	3,440
Goodwill	9,493	9,227
Purchased intangible assets, net	1,909	2,161
Other assets	3,198	2,811

TOTAL ASSETS	$48,835	$43,315

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$864	$880
Income taxes payable	1,525	1,744
Accrued compensation	1,791	1,516
Deferred revenue	4,854	4,408
Other accrued liabilities	2,938	2,765

Total current liabilities	11,972	11,313

Long-term debt	6,478	6,332
Deferred revenue	1,485	1,241
Other long-term liabilities	373	511

Total liabilities	20,308	19,397

Minority interest	9	6

Shareholders’ equity	28,518	23,912

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$48,835	$43,315

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	April 28, 2007	April 29, 2006
Cash flows from operating activities:
Net income	$5,403	$4,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,039	856
Employee share-based compensation expense	709	839
Share-based compensation expense related to acquisitions and investments	27	75
Provision for doubtful accounts	6	22
Deferred income taxes	(302)	(79)
Excess tax benefits from share-based compensation	(648)	(385)
In-process research and development	7	90
Net gains and impairment charges on investments	(154)	(74)
Other	—	31
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	60	(588)
Inventories	82	179
Prepaid expenses and other current assets	(355)	(228)
Lease receivables, net	(131)	(98)
Accounts payable	(17)	(86)
Income taxes payable	535	273
Accrued compensation	275	65
Deferred revenue	690	414
Other liabilities	140	240

Net cash provided by operating activities	7,366	5,582

Cash flows from investing activities:
Purchases of investments	(15,342)	(17,154)
Proceeds from sales and maturities of investments	13,438	14,539
Acquisition of property and equipment	(912)	(595)
Acquisition of businesses, net of cash and cash equivalents acquired	(387)	(5,347)
Change in investments in privately held companies	(81)	(158)
Purchase of minority interest of Cisco Systems, K.K. (Japan)	—	(25)
Other	(87)	(31)

Net cash used in investing activities	(3,371)	(8,771)

Cash flows from financing activities:
Issuance of common stock	3,719	1,282
Repurchase of common stock	(6,281)	(5,478)
Issuance of debt	—	6,481
Excess tax benefits from share-based compensation	648	385
Other	79	14

Net cash (used in) provided by financing activities	(1,835)	2,684

Net increase (decrease) in cash and cash equivalents	2,160	(505)
Cash and cash equivalents, beginning of period	3,297	4,742

Cash and cash equivalents, end of period	$5,457	$4,237

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	April 28, 2007	July 29, 2006
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$5,457	$3,297
Fixed income securities	15,771	13,805
Publicly traded equity securities	1,108	712

Total	$22,336	$17,814

INVENTORIES
Raw materials	$175	$131
Work in process	117	377
Finished goods:
Distributor inventory and deferred cost of sales	474	423
Manufacturing finished goods	278	236

Total finished goods	752	659
Service-related spares	210	170
Demonstration systems	35	34

Total	$1,289	$1,371

PROPERTY AND EQUIPMENT, NET
Land, buildings, and leasehold improvements	$3,852	$3,647
Computer equipment and related software	1,535	1,352
Production, engineering, and other equipment	4,195	3,678
Operating lease assets	160	153
Furniture and fixtures	375	363

	10,117	9,193
Less accumulated depreciation and amortization	(6,422)	(5,753)

Total	$3,695	$3,440

LEASE RECEIVABLES, NET (1)
Current	$377	$308
Noncurrent	526	464

Total	$903	$772

OTHER ASSETS
Deferred tax assets	$1,147	$983
Investments in privately held companies	641	574
Income tax receivable	277	279
Lease receivables, net	526	464
Other	607	511

Total	$3,198	$2,811

DEFERRED REVENUE
Service	$4,392	$4,088
Product
Unrecognized revenue on product shipments and other deferred revenue	1,563	1,156
Cash receipts related to unrecognized revenue from two-tier distributors	384	405

Total product deferred revenue	1,947	1,561

Total	$6,339	$5,649

Reported as:
Current	$4,854	$4,408
Noncurrent	1,485	1,241

Total	$6,339	$5,649

Note:
(1)	The current portion of lease receivables, net, is recorded in prepaid expenses and other current assets, and the noncurrent portion is recorded in other assets in the Consolidated Balance Sheets.

SUMMARY OF EMPLOYEE SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Nine Months Ended
	April 28, 2007	April 29, 2006	April 28, 2007	April 29, 2006
Cost of sales—product	$10	$11	$33	$41
Cost of sales—service	25	28	79	90

Employee share-based compensation expense in cost of sales	35	39	112	131

Research and development	75	86	223	279
Sales and marketing	101	107	294	340
General and administrative	26	29	80	89

Employee share-based compensation expense in operating expenses	202	222	597	708

Total employee share-based compensation expense	$237	$261	$709	$839

The income tax benefit for employee share-based compensation expense was $102 million and $265 million for the third quarter and first nine months of fiscal 2007, respectively, and $73 million and $235 million for the third quarter and first nine months of fiscal 2006, respectively.

RECONCILIATION OF SHARES USED IN THE GAAP AND NON-GAAP

DILUTED NET INCOME PER SHARE CALCULATION

(In millions)

	Three Months Ended		Nine Months Ended
	April 28, 2007	April 29, 2006	April 28, 2007	April 29, 2006
Shares used in diluted net income per share calculation—GAAP	6,244	6,289	6,255	6,300
Effect of SFAS 123(R)	(11)	2	(14)	(13)

Shares used in diluted net income per share calculation—Non-GAAP	6,233	6,291	6,241	6,287

RECONCILIATION OF GAAP TO NON-GAAP COST OF SALES

USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	April 28, 2007	January 27, 2007	July 29, 2006
GAAP cost of sales	$3,219	$3,051	$2,839
Employee share-based compensation expense	(35)	(42)	(31)
Impact to cost of sales from purchase accounting adjustments to inventory	—	—	(4)
Amortization of purchased intangible assets	(36)	(36)	(36)

Non-GAAP cost of sales	$3,148	$2,973	$2,768